                                                                      Exhibit 12

                                      Ratio of Earnings to Fixed Charges

                                                                                                   FOR THE NINE MONTHS ENDED
                                      FOR THE YEARS ENDED MARCH 31                                         DECEMBER 31
                            ----------------------------------------------------------       -----------------------------------
                               1996        1997        1998        1999        2000               1999               2000
                            ----------  ----------  ----------  ----------  ----------       ----------------   ----------------
(In thousands)
Earnings (loss) before
  Income Taxes              $   74,589  $   67,877  $   83,192  $ (357,553) $   14,353                 40,123           (125,575)
Less Preference Dividends           --          --          --          --      (2,959)                  (279)            (8,143)
Plus Fixed Changes:
  Interest Expense              21,566      32,359      64,214      74,197      99,691                 73,592             61,711
  Preference Share
    Dividends                       --          --          --          --       2,959                    279              8,143
  Interest Relating
    to Rental Expense/(1)/       7,664      17,836      28,161      36,527      32,046                 27,396             24,035
                            ----------  ----------  ----------  ----------  ----------       ----------------   ----------------
    Total Fixed Changes         29,230      50,195      92,375     110,724     134,696                101,267             93,889
                            ----------  ----------  ----------  ----------  ----------       ----------------   ----------------

 Earning Available
    for fixed changes       $  103,819  $  118,072  $  175,567  $ (246,829) $  146,090       $        141,111            (39,829)
 Ratio of Earnings
    to fixed changes              3.55x       2.35x       1.90x   N/A/(2)/        1.08                   1.39            N/A/(2)/
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/(1)/ The representative interest portion of rental expense was deemed to be one-third of all rental expense.
/(2)/ Earnings were not sufficient to cover fixed changes for the year ended
      March 31, 1999 by $357,553 and for the nine months ended December 31,
      2000 by $133,718.